EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCHICK TECHNOLOGIES, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, Schick Technologies, Inc., a Delaware corporation, hereby submits the following amendments to its Amended and Restated Certificate of Incorporation:

1.             The name of the corporation is Schick Technologies, Inc. (the “Corporation”).

2.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting article FIRST thereof in its entirety and substituting in lieu of said article FIRST, the following new article FIRST:

“FIRST: The name of the corporation is Sirona Dental Systems, Inc. (the “Corporation”).”

3.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of article SIXTH thereof and by substituting in lieu of said first paragraph the following new paragraph:

“SIXTH:  CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have to issue is 100,000,000, of which 95,000,000 shall be common stock, par value $.01 per share (the “Common Stock”), and 5,000,000  shall be preferred stock, par value $.01 per share (the “Preferred Stock”).”

4.             The amendments of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

                The undersigned, on behalf of the Corporation, for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, does make this Certificate of Amendment, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 20th day of June, 2006.

SCHICK TECHNOLOGIES, INC.

By:	/s/ Jeffrey T. Slovin
Name:	Jeffrey T. Slovin
Title:	President and Chief Executive Officer